                                                                     EXHIBIT 3.1
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000


                                                                   March 3, 2000


Defined Asset Funds

Municipal Defined Fund Series 13


Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Smith Barney Inc.
PaineWebber Incorporated
Dean Witter Reynolds Inc.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
   Defined Asset Funds
   P.O. Box 9051
   Princeton, NJ 08543-9051

Dear Sirs:


    We have acted as special counsel for you, as sponsors (the "Sponsors") of Defined Asset Funds, Municipal Defined Fund Series 13 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Fund (the "Units") in accordance with the Trust Indenture relating to the Fund (the "Indenture").


    We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and instruments as we have deemed necessary or advisable for the purpose of this opinion.

    Based upon the foregoing, we are of the opinion that (i) the execution and delivery of the Indenture and the issuance of the Units have been duly authorized by the Sponsors and (ii) the Units, when duly issued and delivered by the Sponsors and the Trustee in accordance with the Indenture, will be legally issued, fully paid and non-assessable.

    We hereby consent to the use of this opinion as Exhibit 3.1 to the Registration Statement relating to the Units filed under the Securities Act of 1933 and to the use of our name in such Registration Statement and in the related prospectus under the heading "How the Fund Works--Legal Opinion".

                                          Very truly yours,

                                          DAVIS POLK & WARDWELL